Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

M&T Bank Corporation

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)

Equity	Common Stock, par value $0.50 per share	Other	3,000,000	$159.41	$478,230,000	0.0000927	$44,331.92

Other	Participation Interests	Other	– (3)	–	–	–	–

	Total Offering Amounts				$478,230,000		$44,331.92

	Total Fee Offsets						$0

	Net Fee Due						$44,331.92

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of the common stock of M&T Bank Corporation (the “Corporation”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of the Corporation’s common stock.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and 457(h) promulgated thereunder. The aggregate offering price is the average of the high and low prices of the Corporation’s common stock as reported on the New York Stock Exchange on April 18, 2022.

(3)

Pursuant to Rule 416(c) under the Securities Act, the registration statement to which this exhibit relates also registers an indeterminate amount of interests to be offered or sold pursuant to the Corporation’s Retirement Savings Plan. In accordance with Rule 457(h)(2) under the Securities Act, no separate fee is required for such interests.